Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – October 22, 2009

Auburn National Bancorporation Reports Third Quarter Net Earnings

Third Quarter 2009 Results – Compared to Third Quarter 2008:

•	Solid loan growth – 8% increase in average loan balances

•	Double-digit growth in deposits

•	Strengthened reserves during third quarter 2009 with a $1.1 million loan loss provision

•	Credit quality continues to compare favorably to industry peers

•	Maintained strong balance sheet with a tangible common equity ratio of 7.20%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.0 million, or $0.28 per share, for the third quarter of 2009, compared to $2.0 million, or $0.54 per share, for the third quarter of 2008.

Excluding the effects of non-operating items such as securities gains and other-than-temporary impairment charges, third quarter 2009 operating net earnings were approximately $1.1 million, or $0.31 per share, compared to third quarter 2008 operating net earnings of approximately $1.6 million, or $0.43 per share.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “The Company’s third quarter results were primarily impacted by increased loan loss provisions as the Company strengthened its reserves. Our continued profitability during the current credit cycle is a testament to the Company’s focus on sound underwriting practices and quality growth.”

Net interest income (tax-equivalent) was approximately $5.1 million for the third quarter of 2009, compared to $4.9 million from the third quarter of 2008. Average loans were up to $377.2 million in the third quarter of 2009, an increase of $29.1 million, or 8%, from the third quarter of 2008. Average deposits were up to $604.0 million in the third quarter of 2009, an increase of $89.2 million, or 17%, from the third quarter of 2008.

The provision for loan losses during the third quarter of 2009 was $1.1 million, compared to $380 thousand in the third quarter of 2008. The increase in provision for loan losses reflects an increase in past due and nonperforming loans and an increase in net charge-offs. Nonperforming assets increased on a linked-quarter basis. Nonperforming assets were 1.75% of total assets at September 30, 2009, compared to 0.75% at June 30, 2009. The Company’s annualized net charge-off ratio increased to 0.31% in the third quarter of 2009 from 0.23% in the third quarter of 2008. However, the Company’s credit quality continues to compare favorably to industry peers.

Mr. Spencer continued, “Despite an increase in the Company’s level of nonperforming assets, total nonperforming assets remain less than two percent of total assets. In addition, based on current appraisals and comparable sales data, we believe that the majority of our nonperforming assets are well-collateralized. We remain focused on maintaining strong asset quality and believe the Company is well-positioned to manage the current economic environment.”

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $1.3 million in the third quarter of 2009, compared to $1.1 million in the third quarter of 2008. This increase is largely due to an increase in mortgage lending income.

-more-

Reports Third Quarter Net Earnings/page 2

Total noninterest income, including non-operating items, was $1.2 million in the third quarter of 2009, compared to $1.7 million in the third quarter of 2008. Non-operating noninterest income in the third quarter of 2008 included a non-recurring $1.1 million gain on the sale of real property, which was offset by a $452 thousand charge related to an investment in an affordable housing limited partnership. Non-operating noninterest income in the third quarter of 2009 included a $189 thousand net loss on securities. The net loss on securities was attributable to other-than-temporary impairment charges recognized in earnings of $755 thousand, offset by $566 thousand in gains on the sale of securities. Of the other-than-temporary impairment charges recognized in earnings during the third quarter of 2009, $705 thousand related to additional credit losses on the Company’s investments in pooled trust preferred securities.

Noninterest expense was approximately $3.4 million in the third quarter of 2009, an increase of approximately 4% from the third quarter of 2008.

In the third quarter of 2009, the Company paid cash dividends of $0.19 per share. At September 30, 2009, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $786 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Auburn during the first quarter of 2009. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, collateral values, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities.

-more-

Reports Third Quarter Net Earnings/page 3

Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

-more-

Reports Third Quarter Net Earnings/page 4

Financial Highlights (unaudited)*

Quarter ended September 30,	Nine months ended September 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Results of Operations
Net interest income (a)	$5,094	$4,939	$14,901	$14,394
Less: tax-equivalent adjustment	432	346	1,195	1,008
Net interest income (GAAP)	4,662	4,593	13,706	13,386
Noninterest income	1,159	1,737	2,333	4,426
Total revenue	5,821	6,330	16,039	17,812
Provision for loan losses	1,100	380	2,350	620
Noninterest expense	3,421	3,296	10,898	9,550
Income tax expense	277	682	590	1,952
Net earnings	$1,023	$1,972	$2,201	$5,690

Per share data:
Basic and diluted net earnings:
GAAP	$0.28	$0.54	$0.60	$1.55
Operating (b)	0.31	0.43	1.27	1.42
Cash dividends declared	$0.190	$0.185	$0.570	$0.555
Weighted average shares outstanding:
Basic and diluted	3,644,097	3,677,509	3,645,128	3,679,820
Shares outstanding, at period end	3,644,097	3,676,836	3,644,097	3,676,836
Book value	$16.03	$14.09	$16.03	$14.09
Common stock price:
High	$29.99	$25.00	$30.00	$25.00
Low	22.50	22.10	18.07	19.00
Period-end:	$24.40	$24.00	$24.40	$24.00
To earnings ratio	28.05	x	11.82	x	28.05	x	11.82	x
To book value	152%	170%	152%	170%
Performance ratios:
Return on average equity:
GAAP	7.64%	14.42%	5.25%	13.74%
Operating (b)	8.52%	11.56%	11.06%	12.65%
Return on average assets:
GAAP	0.52%	1.09%	0.37%	1.06%
Operating (b)	0.58%	0.88%	0.78%	0.98%
Dividend payout ratio	67.86%	34.26%	95.00%	35.81%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.42%	1.19%	1.42%	1.19%
Nonperforming loans	64%	90%	64%	90%
Nonperforming assets as a % of:
Loans and foreclosed properties	3.52%	1.50%	3.52%	1.50%
Total assets	1.75%	0.72%	1.75%	0.72%
Nonaccrual loans as a % of total loans	2.20%	1.33%	2.20%	1.33%
Net charge-offs as a % of average loans	0.31%	0.23%	0.46%	0.20%
Other financial data:
Net interest margin (a)	2.74%	2.91%	2.70%	2.87%
Effective income tax rate	21.31%	25.70%	21.14%	25.54%
Efficiency ratio:
GAAP	58.77%	52.07%	67.95%	53.62%
Operating (b)	53.10%	54.42%	53.67%	52.74%
Selected average balances:
Securities	$346,353	$322,369	$346,014	$323,556
Loans, net of unearned income	377,170	348,093	374,795	339,158
Total assets	790,885	722,303	791,403	714,191
Total deposits	604,005	514,840	598,802	518,348
Long-term debt	118,355	125,906	120,887	121,969
Total stockholders’ equity	53,584	54,720	55,949	55,221
Selected period end balances:
Securities	$338,924	$316,148	$338,924	$316,148
Loans, net of unearned income	385,448	354,908	385,448	354,908
Allowance for loan losses	5,458	4,226	5,458	4,226
Total assets	786,042	734,989	786,042	734,989
Total deposits	597,591	525,353	597,591	525,353
Long-term debt	118,355	128,372	118,355	128,372
Total stockholders’ equity	58,405	51,810	58,405	51,810

*Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures.”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures.”

Reports Third Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended September 30,		Nine months ended June 30,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Net earnings, as reported (GAAP)	$1,023	$1,972	$2,201	$5,690
Non-operating items (net of 37% tax):
Securities losses (gains), net	119	—	2,440	(60)
Gain on sale of premises and equipment	—	(675)	—	(675)
Correction of prior period accounting error	—	285	—	285
Operating net earnings	$1,142	$1,582	$4,641	$5,240

Noninterest income, as reported (GAAP)	$1,159	$1,737	$2,333	$4,426
Non-operating items:
Securities losses (gains), net	189	—	3,070	(95)
Gain on sale of premises and equipment	—	(1,071)	—	(1,071)
Correction of prior period accounting error	—	452	—	452
Operating noninterest income	$1,348	$1,118	$5,403	$3,712

Total Revenue, as reported (GAAP)	$5,821	$6,330	$16,039	$17,812
Tax-equivalent adjustment	432	346	1,195	1,008
Non-operating items:
Securities losses (gains), net	189	—	3,070	(95)
Gain on sale of premises and equipment	—	(1,071)	—	(1,071)
Correction of prior period accounting error	—	452	—	452
Total Operating Revenue (tax-equivalent)	$6,442	$6,057	$20,304	$18,106

Net interest income, as reported (GAAP)	$4,662	$4,593	$13,706	$13,386
Tax-equivalent adjustment	432	346	1,195	1,008
Net interest income (tax-equivalent)	$5,094	$4,939	$14,901	$14,394

Total stockholders' equity (GAAP)	$58,405	$51,810	$58,405	$51,810
Unrealized (gains) losses on available for sale securities, net of tax	(1,821)	5,141	(1,821)	5,141
Tangible Common Equity	$56,584	$56,951	$56,584	$56,951